UNITED STATES OF AMERICA
before the
SECURITIES AND EXCHANGE COMMISSION


In the Matter of

Northeast Utilities                                             Quarterly
The Connecticut Light and Power Company                        Certificate as
Western Massachusetts Electric Company                          to Partial
Holyoke Water Power Company                                    Consummation
Northeast Nuclear Energy Company                                   of
Northeast Utilities Service Company                            Transaction
Rocky River Realty Company

Berlin, Connecticut

File No. 70-7111

(Public Utility Holding Company Act of 1935)


     Pursuant to the Public Utility Holding Company Act of 1935 and Rule 24(a) thereunder, Northeast Utilities and its system companies (the "Companies") hereby certify that the Companies issued and sold short-term debt, entered into system money pool transactions, and made capital contributions, all in accordance with the terms and conditions of, and for the purposes represented by, the Application/Declaration filed by the Company in this proceeding and the Securities and Exchange Commission Order dated December 27, 1990 with respect thereto.

     The following attachments contain the required information regarding the issuance and sale of short-term debt, system money pool transactions, and capital contributions for the fourth quarter of 1998:





























ATTACHMENT

1    NORTHEAST UTILITIES SUMMARY SHEET
     NORTHEAST UTILITIES
     BANK BORROWINGS

2    THE CONNECTICUT LIGHT AND POWER COMPANY
     SUMMARY SHEET

     THE CONNECTICUT LIGHT AND POWER COMPANY
     BANK BORROWINGS

3    WESTERN MASSACHUSETTS ELECTRIC COMPANY
     SUMMARY SHEET

     WESTERN MASSACHUSETTS ELECTRIC COMPANY
     BANK BORROWINGS

4    HOLYOKE WATER POWER COMPANY
     SUMMARY SHEET

5    NORTHEAST NUCLEAR ENERGY COMPANY
     SUMMARY SHEET

6    NORTHEAST UTILITIES SERVICE COMPANY
     SUMMARY SHEET

7    ROCKY RIVER REALTY COMPANY
     SUMMARY SHEET

8    NORTH ATLANTIC ENERGY COMPANY
     SUMMARY SHEET

9    PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

10   NIANTIC BAY FUEL TRUST SUMMARY SHEET
     NIANTIC BAY FUEL TRUST BANK BORROWINGS

11   NORTHEAST UTILITIES MONEY POOL

12   CAPITAL CONTRIBUTIONS

Dated as of December 31, 1998

          Northeast Utilities Service Company
          /s/ John J. Roman
          Vice President and Controller


ATTACHMENT 1
COMPANY:   Northeast Utilities
PERIOD:  October 1, 1998 through December 31, 1998
MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:  $-0-
MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $0
THERE WAS $0 OF COMMERCIAL PAPER AND $0  SHORT-TERM
NOTES TO BANKS OUTSTANDING ON December 31, 1998.
MONEY POOL BALANCE ON December 31, 1998:  Invested $34,400,000

                                          AMOUNT
     NAME OF BANK                           $          DATE SOLD
                                             0

*REPRESENTING REFINANCING OF MATURING LOANS

NORTHEAST UTILITIES
BY/s/John J. Roman
ITS Vice President and Controller
DATED December 31, 1998

ATTACHMENT 2
COMPANY:  The Connecticut Light and Power Company
PERIOD:  October 1, 1998 through December 31, 1998
MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:       $0
MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                      $ 10,000,000
THERE WAS $0 OF COMMERCIAL PAPER AND $10,000,000 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON December 31, 1998.
MONEY POOL BALANCE ON December 31, 1998:  Invested $6,600,000

                          AMOUNT
NAME OF BANK                $       DATE SOLD

*CITIBANK            10,000,000     10/21/98
*CITIBANK            10,000,000     11/23/98
*CITIBANK            10,000,000     12/23/98


*REPRESENTING REFINANCING OF MATURING LOANS
DATED December 31, 1998


          THE CONNECTICUT LIGHT AND POWER COMPANY
          BY/s/John J. Roman
          ITS Vice President and Controller


ATTACHMENT 3
COMPANY:  Western Massachusetts Electric Company
PERIOD:  October 1, 1998 through December 31, 1998
MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:       $0
MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $20,000,000
THERE WAS $0 OF COMMERCIAL PAPER AND $20,000,000 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON December 31, 1998
MONEY POOL BALANCE ON December 31, 1998:   Borrowed $30,900,000

                    AMOUNT
NAME OF BANK           $           DATE SOLD

*CITIBANK             5,000,000     10/08/98
*CITIBANK            15,000,000     10/19/98
*CITIBANK             5,000,000     11/09/98
*CITIBANK            15,000,000     11/19/98
*CITIBANK             5,000,000     12/09/98
*CITIBANK            15,000,000     12/21/98


*REPRESENTS REFINANCING OF MATURITY LOANS

DATED December 31, 1998

WESTERN MASSACHUSETTS ELECTRIC COMPANY
BY /s/John J. Roman
ITS Vice President and Controller



ATTACHMENT 4
COMPANY:  Holyoke Water Power Company
PERIOD:  October 1, 1998 through December 31, 1998
MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:       $0
MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $-0-
THERE WAS NO COMMERCIAL PAPER AND $ 0 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON December 31, 1998.
MONEY POOL BALANCE ON December 31, 1998:  Invested $10,100,000



ATTACHMENT 5
COMPANY:  Northeast Nuclear Energy Company
PERIOD:  October 1, 1998 through December 31, 1998
MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:       $0
MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $-0-
THERE WAS NO COMMERCIAL PAPER AND $ 0 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON December 31, 1998.
MONEY POOL BALANCE ON December 31, 1998:  Invested  $25,900,000

ATTACHMENT 6
COMPANY:  Northeast Utilities Service Company
PERIOD:  October 1, 1998 through December 31, 1998
MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:       $0
MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $-0-
THERE WAS NO COMMERCIAL PAPER AND $ 0 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON December 31, 1998.
MONEY POOL BALANCE ON December 31, 1998:  $0

ATTACHMENT 7
COMPANY:  Rocky River Realty Company
PERIOD:  October 1, 1998 through December 31, 1998
MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:       NONE
MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $-0-
THERE WAS NO COMMERCIAL PAPER AND $ 0 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON December 31, 1998.
MONEY POOL BALANCE ON December 31, 1998:  Borrowed $16,050,000

ATTACHMENT 8
COMPANY:  North Atlantic Energy Company
PERIOD:  October 1, 1998 through December 31, 1998
MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:       $0
MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $-0-
THERE WAS NO COMMERCIAL PAPER AND $ 0 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON December 31, 1998.

MONEY POOL BALANCE ON December 31, 1998:  Invested:  $30,350,000

ATTACHMENT 9
COMPANY:  Public Service Company of New Hampshire
PERIOD:  October 1, 1998 through December 31, 1998
MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:       $0
MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $10,000,000
THERE WAS NO COMMERCIAL PAPER AND $0 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON December 31, 1998.
MONEY POOL BALANCE ON December 31, 1998:  $0
TEMPORARY CASH INVESTMENTS ON  December 31, 1998: $58,700,000

NAME OF BANK                            AMOUNT         DATE SOLD
                                          $0


*representing refinancing of maturing loans
dated December 31, 1998
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
BY /S/ John J. Roman
ITS Vice President and Controller


ATTACHMENT 10
COMPANY:  NIANTIC BAY FUEL TRUST
PERIOD:  October 1, 1998 through December 31, 1998
MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:     $0
MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $0
THERE WAS $0 OF COMMERCIAL PAPER AND NO SHORT-TERM
NOTES TO BANKS OUTSTANDING ON December 31, 1998.

NAME OF BANK                            AMOUNT         DATE SOLD
                                          $0

*representing refinancing of maturing loans
dated December 31, 1998
NIANTIC BAY FUEL TRUST
BY /S/ John J. Roman
ITS Vice President and Controller






        ATTACHMENT 11
NORTHEAST UTILITIES SYSTEM MONEY POOL $000s
MONTH: October 1998
NUMBER OF DAYS: 31

                 CL&P  WMECO      HWP   NNECO  RRR   QUINN   PSNH  NAEC   HEC   NU    TCI      AGENT
CONS. BAL>       28550  -26600    9350  29400 -15750 -5700   0   47050 -1000  15900

1 Begin Bal      41250  -27700   11000  32100 -16000 -5700   0   35100 -2350  28200  -95900       0
Contributed       6600    1100       0      0      0     0   0       0     0      0   37800   45500
Borrowed         20100    2000     200   2900      0     0   0   10600     0      0    9700   45500
1 End Bal        27750  -28600   10800  29200 -16000 -5700   0   24500 -2350  28200  -67800


Contributed       3500       0       0      0      0     0   0       0     0      0       0    3500
Borrowed             0    1500       0   1500      0     0   0       0     0      0     500    3500
2 End Bal        31250  -30100   10800  27700 -16000 -5700   0   24500 -2350  28200  -68300


Contributed          0       0       0      0      0     0   0       0     0      0       0       0
Borrowed             0       0       0      0      0     0   0       0     0      0       0       0
3 End Bal        31250  -30100   10800  27700 -16000 -5700   0   24500 -2350  28200  -68300


Contributed          0       0       0      0      0     0   0       0     0      0       0       0
Borrowed             0       0       0      0      0     0   0       0     0      0       0       0
4 End Bal        31250  -30100   10800  27700 -16000 -5700   0   24500 -2350  28200  -68300


Contributed      12000    1400     150      0      0     0   0       0     0      0       0   13550
Borrowed             0       0       0   3500      0     0   0       0     0      0   10050   13550
5 End Bal        43250  -28700   10950  24200 -16000 -5700   0   24500 -2350  28200  -78350


Contributed       9000    1800       0   1100      0     0   0       0     0      0       0   11900
Borrowed             0       0       0      0      0     0   0     100     0      0   11800   11900
6 End Bal        52250  -26900   10950  25300 -16000 -5700   0   24400 -2350  28200  -90150


Contributed      12400    2000       0   1100      0     0   0       0     0      0       0   15500
Borrowed             0       0       0      0      0     0   0       0     0      0   15500   15500
7 End Bal        64650  -24900   10950  26400 -16000 -5700   0   24400 -2350  28200 -105650


Contributed          0       0       0      0      0     0   0       0     0      0   27500   27500
Borrowed           200     600       0   6700      0     0   0       0     0  20000       0   27500
8 End Bal        64450  -25500   10950  19700 -16000 -5700   0   24400 -2350   8200  -78150

Contributed       6500     400       0      0      0     0   0       0     0      0       0    6900
Borrowed             0       0       0   1900      0     0   0       0     0      0    5000    6900
9 End Bal        70950  -25100   10950  17800 -16000 -5700   0   24400 -2350   8200  -83150


Contributed          0       0       0      0      0     0   0       0     0      0       0       0
Borrowed             0       0       0      0      0     0   0       0     0      0       0       0
10 End Bal       70950  -25100   10950  17800 -16000 -5700   0   24400 -2350   8200  -83150


Contributed          0       0       0      0      0     0   0       0     0      0       0       0
Borrowed             0       0       0      0      0     0   0       0     0      0       0       0
11 End Bal       70950  -25100   10950  17800 -16000 -5700   0   24400 -2350   8200  -83150


Contributed          0       0       0      0      0     0   0       0     0      0       0       0
Borrowed             0       0       0      0      0     0   0       0     0      0       0       0
12 End Bal       70950  -25100   10950  17800 -16000 -5700   0   24400 -2350   8200  -83150


Contributed      13200    1400       0      0      0     0   0       0     0      0       0   14600
Borrowed             0       0     100   2400   1300     0   0       0     0      0   10800   14600
13 End Bal       84150  -23700   10850  15400 -17300 -5700   0   24400 -2350   8200  -93950


Contributed       4900    2700       0      0   1200     0   0       0     0      0       0    8800
Borrowed             0       0     100    600      0     0   0       0     0      0    8100    8800
14 End Bal       89050  -21000   10750  14800 -16100 -5700   0   24400 -2350   8200 -102050


Contributed          0     400       0      0      0     0   0       0     0   7300   43800   51500
Borrowed         39000       0     200   3600      0     0   0       0     0      0    8700   51500
15 End Bal       50050  -20600   10550  11200 -16100 -5700   0   24400 -2350  15500  -66950


Contributed       5200       0       0      0      0     0   0       0     0    400    1500    7100
Borrowed             0       0       0   3900    100     0   0       0     0      0    3100    7100
16 End Bal       55250  -20600   10550   7300 -16200 -5700   0   24400 -2350  15900  -68550


Contributed          0       0       0      0      0     0   0       0     0      0       0       0
Borrowed             0       0       0      0      0     0   0       0     0      0       0       0
17 End Bal       55250  -20600   10550   7300 -16200 -5700   0   24400 -2350  15900  -68550


Contributed          0       0       0      0      0     0   0       0     0      0       0       0
Borrowed             0       0       0      0      0     0   0       0     0      0       0       0
18 End Bal       55250  -20600   10550   7300 -16200 -5700   0   24400 -2350  15900  -68550

Contributed       8900    3500     400      0      0     0   0       0     0      0       0   12800
Borrowed             0       0       0   1000      0     0   0     200     0      0   11600   12800
19 End Bal       64150  -17100   10950   6300 -16200 -5700   0   24200 -2350  15900  -80150


Contributed      19300    3700    2100  16000      0     0   0       0     0      0       0   41100
Borrowed             0       0       0      0      0     0   0       0     0      0   41100   41100
20 End Bal       83450  -13400   13050  22300 -16200 -5700   0   24200 -2350  15900 -121250


Contributed          0       0       0  16600      0     0   0       0  1350   1200   39300   58450
Borrowed         43300   10000    3300      0      0     0   0       0     0   1850       0   58450
21 End Bal       40150  -23400    9750  38900 -16200 -5700   0   24200 -1000  15250  -81950


Contributed        600       0       0      0      0     0   0       0     0      0   19300   19900
Borrowed          6900    2200       0  10800      0     0   0       0     0      0       0   19900
22 End Bal       33850  -25600    9750  28100 -16200 -5700   0   24200 -1000  15250  -62650


Contributed          0       0       0      0    450     0   0   23600     0      0       0   24050
Borrowed          5500     800       0   2300      0     0   0       0     0      0   15450   24050
23 End Bal       28350  -26400    9750  25800 -15750 -5700   0   47800 -1000  15250  -78100


Contributed          0       0       0      0      0     0   0       0     0      0       0       0
Borrowed             0       0       0      0      0     0   0       0     0      0       0       0
24 End Bal       28350  -26400    9750  25800 -15750 -5700   0   47800 -1000  15250  -78100


Contributed          0       0       0      0      0     0   0       0     0      0       0       0
Borrowed             0       0       0      0      0     0   0       0     0      0       0       0
25 End Bal       28350  -26400    9750  25800 -15750 -5700   0   47800 -1000  15250  -78100


Contributed          0    1100       0      0      0     0   0       0     0      0    1750    2850
Borrowed          2000       0       0    100      0     0   0     750     0      0       0    2850
26 End Bal       26350  -25300    9750  25700 -15750 -5700   0   47050 -1000  15250  -76350


Contributed       6700    2000       0      0      0     0   0       0     0      0     100    8800
Borrowed             0       0     200   1400      0     0   0       0     0      0    7200    8800
27 End Bal       33050  -23300    9550  24300 -15750 -5700   0   47050 -1000  15250  -83450


Contributed       4900    1000     100      0      0     0   0       0     0      0       0    6000
Borrowed             0       0       0    600      0     0   0       0     0    250    5150    6000
28 End Bal       37950  -22300    9650  23700 -15750 -5700   0   47050 -1000  15000  -88600


Contributed       2900       0       0      0      0     0   0       0     0      0       0    2900
Borrowed             0    1100       0    800      0     0   0       0     0      0    1000    2900
29 End Bal       40850  -23400    9650  22900 -15750 -5700   0   47050 -1000  15000  -89600


Contributed          0       0       0   6500      0     0   0       0     0    900    8400   15800
Borrowed         12300    3200     300      0      0     0   0       0     0      0       0   15800
30 End Bal       28550  -26600    9350  29400 -15750 -5700   0   47050 -1000  15900  -81200

Contributed          0       0       0      0      0     0   0       0     0      0       0       0
Borrowed             0       0       0      0      0     0   0       0     0      0       0       0
31 End Bal       28550  -26600    9350  29400 -15750 -5700   0   47050 -1000  15900  -81200

NU MONEY
BALANCES             0       0       0      0      0     0   0       0     0      0       0

NORTHEAST UTILITIES SYSTEM MONEY POOL $000s
MONTH: November 1998
NUMBER OF DAYS: 30
                  CL&P   WMECO    HWP   NNECO   RRR  QUINN  PSNH   NAEC HEC   NU      TCI    AGENT
CONS. BAL>          0       0       0      0      0     0    0       0     0      0

1 Begin Bal      28550  -26600    9350  29400 -15750 -5700   0   47050 -1000  15900  -81200       0
Contributed          0       0       0      0      0     0   0       0     0      0       0       0
Borrowed             0       0       0      0      0     0   0       0     0      0       0       0
1 End Bal        28550  -26600    9350  29400 -15750 -5700   0   47050 -1000  15900  -81200


Contributed          0       0       0      0      0     0   0       0     0      0   42350   42350
Borrowed         28550    2700     100   3600      0     0   0    7400     0      0       0   42350
2 End Bal            0  -29300    9250  25800 -15750 -5700   0   39650 -1000  15900  -38850


Contributed      10000    1900       0      0      0     0   0       0     0      0       0   11900
Borrowed             0       0     500   1900      0     0   0       0     0      0    9500   11900
3 End Bal        10000  -27400    8750  23900 -15750 -5700   0   39650 -1000  15900  -48350


Contributed       5200    1300       0    400      0     0   0       0     0      0     300    7200
Borrowed             0       0     400      0      0     0   0       0     0      0    6800    7200
4 End Bal        15200  -26100    8350  24300 -15750 -5700   0   39650 -1000  15900  -54850


Contributed        400       0       0      0      0     0   0       0     0      0   11600   12000
Borrowed             0     700     200   6500      0     0   0       0     0      0    4600   12000
5 End Bal        15600  -26800    8150  17800 -15750 -5700   0   39650 -1000  15900  -47850


Contributed       3600       0       0      0      0     0   0       0     0      0     700    4300
Borrowed             0     150       0   3300      0     0   0       0     0      0     850    4300
6 End Bal        19200  -26950    8150  14500 -15750 -5700   0   39650 -1000  15900  -48000


Contributed          0       0       0      0      0     0   0       0     0      0       0       0
Borrowed             0       0       0      0      0     0   0       0     0      0       0       0
7 End Bal        19200  -26950    8150  14500 -15750 -5700   0   39650 -1000  15900  -48000


Contributed          0       0       0      0      0     0   0       0     0      0       0       0
Borrowed             0       0       0      0      0     0   0       0     0      0       0       0
8 End Bal        19200  -26950    8150  14500 -15750 -5700   0   39650 -1000  15900  -48000


Contributed       7800    2400       0      0      0     0   0       0     0      0       0   10200
Borrowed             0       0       0    700    100     0   0       0     0      0    9400   10200
9 End Bal        27000  -24550    8150  13800 -15850 -5700   0   39650 -1000  15900  -57400


Contributed      12200    1100       0      0      0     0   0       0     0      0       0   13300
Borrowed             0       0     400   1600      0     0   0       0     0      0   11300   13300
10 End Bal       39200  -23450    7750  12200 -15850 -5700   0   39650 -1000  15900  -68700


Contributed          0       0       0      0      0     0   0       0     0      0       0       0
Borrowed             0       0       0      0      0     0   0       0     0      0       0       0
11 End Bal       39200  -23450    7750  12200 -15850 -5700   0   39650 -1000  15900  -68700


Contributed       9500    1900       0      0      0     0   0       0     0      0     500   11900
Borrowed             0     500     100   2200      0     0   0    100      0    300    8700   11900
12 End Bal       48700  -22050    7650  10000 -15850 -5700   0  39550  -1000  15600  -76900


Contributed          0       0       0      0      0     0   0      0      0    300    6000    6300
Borrowed           900       0     150   3200      0     0   0    150      0      0    1900    6300
13 End Bal       47800  -22050    7500   6800 -15850 -5700   0  39400  -1000  15900  -72800

Contributed          0       0       0      0      0     0   0      0      0      0       0       0
Borrowed             0       0       0      0      0     0   0      0      0      0       0       0
14 End Bal       47800  -22050    7500   6800 -15850 -5700   0  39400  -1000  15900  -72800


Contributed          0       0       0      0      0     0   0      0      0      0       0       0
Borrowed             0       0       0      0      0     0   0      0      0      0       0       0
15 End Bal       47800  -22050    7500   6800 -15850 -5700   0  39400  -1000  15900  -72800


Contributed       9900    2100       0      0      0     0   0      0      0      0    6350   18350
Borrowed             0       0     300  13100    350     0   0      0      0      0    4600   18350
16 End Bal       57700  -19950    7200  -6300 -16200 -5700   0  39400  -1000  15900  -71050


Contributed       6300     900       0      0    250     0   0      0      0      0       0    7450
Borrowed             0       0       0      0      0     0   0      0      0    500    6950    7450
17 End Bal       64000  -19050    7200  -6300 -15950 -5700   0  39400  -1000  15400  -78000


Contributed       7600    1700       0    900      0     0   0      0      0    400       0   10600
Borrowed             0       0       0      0      0     0   0      0      0      0   10600   10600
18 End Bal       71600  -17350    7200  -5400 -15950 -5700   0  39400  -1000  15800  -88600


Contributed          0       0       0      0      0     0   0      0      0      0   18500   18500
Borrowed          7500     700       0   9800      0     0   0    100      0      0     400   18500
19 End Bal       64100  -18050    7200 -15200 -15950 -5700   0  39300  -1000  15800  -70500


Contributed          0       0    2900  28900    300     0   0      0      0      0   28500   60600
Borrowed          5000    1000       0  28500      0     0   0      0      0      0   26100   60600
20 End Bal       59100  -19050   10100 -14800 -15650 -5700   0  39300  -1000  15800  -68100


Contributed          0       0       0      0      0     0   0      0      0      0       0       0
Borrowed             0       0       0      0      0     0   0      0      0      0       0       0
21 End Bal       59100  -19050   10100 -14800 -15650 -5700   0  39300  -1000  15800  -68100


Contributed          0       0       0      0      0     0   0      0      0      0       0       0
Borrowed             0       0       0      0      0     0   0      0      0      0       0       0
22 End Bal       59100  -19050   10100 -14800 -15650 -5700   0  39300  -1000  15800  -68100


Contributed      11000    1500     300  25700      0     0   0      0      0      0    2900   41400
Borrowed          3000     200     100      0      0     0   0      0      0      0   38100   41400
23 End Bal       67100  -17750   10300  10900 -15650 -5700   0  39300  -1000  15800 -103300


Contributed          0    4400       0   6000      0     0   0  22700      0    500       0   33600
Borrowed         11700       0       0      0      0     0   0      0      0      0   21900   33600
24 End Bal       55400  -13350   10300  16900 -15650 -5700   0  62000  -1000  16300 -125200


Contributed          0       0       0      0      0     0   0      0      0      0   44800   44800
Borrowed         25900    8600     600   4800      0     0   0      0      0    600    4300   44800
25 End Bal       29500  -21950    9700  12100 -15650 -5700   0  62000  -1000  15700  -84700


Contributed          0       0       0      0      0     0   0      0      0      0       0       0
Borrowed             0       0       0      0      0     0   0      0      0      0       0       0
26 End Bal       29500  -21950    9700  12100 -15650 -5700   0  62000  -1000  15700  -84700


Contributed       3500       0       0      0      0     0   0      0      0      0    4500    8000
Borrowed          4500     200       0   1500      0     0   0      0      0      0    1800    8000
27 End Bal       28500  -22150    9700  10600 -15650 -5700   0  62000  -1000  15700  -82000


Contributed          0       0       0      0      0     0   0      0      0      0       0       0
Borrowed             0       0       0      0      0     0   0      0      0      0       0       0
28 End Bal       28500  -22150    9700  10600 -15650 -5700   0  62000  -1000  15700  -82000

Contributed          0       0       0      0      0     0   0      0      0      0       0       0
Borrowed             0       0       0      0      0     0   0      0      0      0       0       0
29 End Bal       28500  -22150    9700  10600 -15650 -5700   0  62000  -1000  15700  -82000

Contributed        500       0       0  14900      0     0   0      0      0  14500       0   29900
Borrowed             0     100       0      0      0     0   0  20000      0      0    9800   29900
30 End Bal       29000  -22250    9700  25500 -15650 -5700   0  42000  -1000  30200  -91800


Contributed          0       0       0      0      0     0   0      0      0      0       0       0
Borrowed             0       0       0      0      0     0   0      0      0      0       0       0
31 End Bal           0       0       0      0      0     0   0      0      0      0       0

NU MONEY
BALANCES             0       0       0      0      0     0   0      0      0      0       0

NORTHEAST UTILITIES SYSTEM MONEY POOL $000s
MONTH: December 1998
NUMBER OF DAYS: 31
                  CL&P   WMECO    HWP   NNECO  RRR   QUINN   PSNH   NAEC  HEC   NU    TCI     AGENT
CONS. BAL>        6600  -30900   10100  25900 -16050 -5900   0   30350 -1000  34400


1 Begin Bal      29000  -22250    9700  25500 -15650 -5700   0   42000 -1000  30200  -91800       0
Contributed          0       0       0    200      0     0   0       0     0      0   73200   73400
Borrowed         26313    3494     200   4500    100     0   0   21444     0  17349       0   73400
1 End Bal         2687  -25744    9500  21200 -15750 -5700   0   20556 -1000  12851  -18600


Contributed       9613    1944       0   1100      0     0   0       0     0    700       0   13357
Borrowed             0       0       0      0      0     0   0    2656     0    851    9850   13357
2 End Bal        12300  -23800    9500  22300 -15750 -5700   0   17900 -1000  12700  -28450


Contributed          0       0       0      0      0     0   0       0     0      0   19200   19200
Borrowed          7400    3200     200   8400      0     0   0       0     0      0       0   19200
3 End Bal         4900  -27000    9300  13900 -15750 -5700   0   17900 -1000  12700   -9250


Contributed        900    1100       0    600      0     0   0       0     0  20000       0   22600
Borrowed             0       0       0      0      0     0   0       0     0      0   22600   22600
4 End Bal         5800  -25900    9300  14500 -15750 -5700   0   17900 -1000  32700  -31850


Contributed          0       0       0      0      0     0   0       0     0      0       0       0
Borrowed             0       0       0      0      0     0   0       0     0      0       0       0
5 End Bal         5800  -25900    9300  14500 -15750 -5700   0   17900 -1000  32700  -31850


Contributed          0       0       0      0      0     0   0       0     0      0       0       0
Borrowed             0       0       0      0      0     0   0       0     0      0       0       0
6 End Bal         5800  -25900    9300  14500 -15750 -5700   0   17900 -1000  32700  -31850


Contributed       4900    2300       0   1300      0     0   0       0     0      0       0    8500
Borrowed             0       0       0      0      0     0   0       0     0      0    8500    8500
7 End Bal        10700  -23600    9300  15800 -15750 -5700   0   17900 -1000  32700  -40350


Contributed       3600       0       0      0      0     0   0       0     0    400       0    4000
Borrowed             0    2500     350    100      0     0   0       0     0      0    1050    4000
8 End Bal        14300  -26100    8950  15700 -15750 -5700   0   17900 -1000  33100  -41400


Contributed       3500    1000       0      0      0     0   0       0     0      0    1000    5500
Borrowed           300    1000     100   2200      0     0   0       0     0      0    2200    5800
9 End Bal        17500  -26100    8850  13500 -15750 -5700   0   17900 -1000  33100  -42600

Contributed       4200    1300       0      0      0     0   0       0     0      0     300    5800
Borrowed             0       0       0    200      0     0   0       0     0      0    5300    5500
10 End Bal       21700  -24800    8850  13300 -15750 -5700   0   17900 -1000  33100  -47600

Contributed       1900     400       0      0      0     0   0       0     0      0    6000    8300
Borrowed             0       0       0   2200    300     0   0    3900     0      0    1800    8200
11 End Bal       23600  -24400    8850  11100 -16050 -5700   0   14000 -1000  33100  -43400

Contributed          0       0       0      0      0     0   0       0     0      0       0       0
Borrowed             0       0       0      0      0     0   0       0     0      0       0       0
12 End Bal       23600  -24400    8850  11100 -16050 -5700   0   14000 -1000  33100  -43400

Contributed          0       0       0      0      0     0   0       0     0      0       0       0
Borrowed             0       0       0      0      0     0   0       0     0      0       0       0
13 End Bal       23600  -24400    8850  11100 -16050 -5700   0   14000 -1000  33100  -43400

Contributed       8400     800       0      0    100     0   0       0     0      0       0    9300
Borrowed             0       0     100   1900      0     0   0       0     0      0    7400    9400
14 End Bal       32000  -23600    8750   9200 -15950 -5700   0   14000 -1000  33100  -50800

Contributed        200    1500       0      0    100     0   0       0     0  18500   19000   39300
Borrowed             0       0     200   2200      0     0   0       0     0  19000   17900   39300
15 End Bal       32200  -22100    8550   7000 -15850 -5700   0   14000 -1000  32600  -49700

Contributed      10600    1400       0      0      0     0   0       0     0    500       0   12500
Borrowed             0       0     200    800      0     0   0    6400     0      0    5100   12500
16 End Bal       42800  -20700    8350   6200 -15850 -5700   0    7600 -1000  33100  -54800


Contributed          0       0       0      0      0     0   0       0     0      0   27100   27100
Borrowed         15100    1100     300  10600      0     0   0       0     0      0       0   27100
17 End Bal       27700  -21800    8050  -4400 -15850 -5700   0    7600 -1000  33100  -27700


Contributed       1700       0       0      0      0     0   0       0     0      0    3400    5100
Borrowed             0     100    1250   3600      0     0   0     150     0      0       0    5100
18 End Bal       29400  -21900    6800  -8000 -15850 -5700   0    7450 -1000  33100  -24300


Contributed          0       0       0      0      0     0   0       0     0      0       0       0
Borrowed             0       0       0      0      0     0   0       0     0      0       0       0
19 End Bal       29400  -21900    6800  -8000 -15850 -5700   0    7450 -1000  33100  -24300


Contributed          0       0       0      0      0     0   0      0      0      0       0       0
Borrowed             0       0       0      0      0     0   0      0      0      0       0       0
20 End Bal       29400  -21900    6800  -8000 -15850 -5700   0   7450  -1000  33100  -24300


Contributed          0       0    4200   1700      0     0   0      0      0      0       0    5900
Borrowed           700    2900       0      0      0     0   0      0      0      0    2300    5900
21 End Bal       28700  -24800   11000  -6300 -15850 -5700   0   7450  -1000  33100  -26600


Contributed       8700    4600       0  32800      0     0   0   1100      0      0       0   47200
Borrowed             0       0       0      0      0     0   0      0      0      0   47200   47200
22 End Bal       37400  -20200   11000  26500 -15850 -5700   0   8550  -1000  33100  -73800

Contributed       6300    1700       0      0      0     0   0  22600      0      0    1500   32100
Borrowed          2100       0     200  17000      0     0   0      0      0      0   12800   32100
23 End Bal       41600  -18500   10800   9500 -15850 -5700   0  31150  -1000  33100  -85100


Contributed          0       0       0   1400      0     0   0      0      0      0   37100   38500
Borrowed         22000   13200    3300      0      0     0   0      0      0      0       0   38500
24 End Bal       19600  -31700    7500  10900 -15850 -5700   0  31150  -1000  33100  -48000


Contributed          0       0       0      0      0     0   0      0      0      0       0       0
Borrowed             0       0       0      0      0     0   0      0      0      0       0       0
25 End Bal       19600  -31700    7500  10900 -15850 -5700   0  31150  -1000  33100  -48000


Contributed          0       0       0      0      0     0   0      0      0      0       0       0
Borrowed             0       0       0      0      0     0   0      0      0      0       0       0
26 End Bal       19600  -31700    7500  10900 -15850 -5700   0  31150  -1000  33100  -48000


Contributed          0       0       0      0      0     0   0      0      0      0       0       0
Borrowed             0       0       0      0      0     0   0      0      0      0       0       0
27 End Bal       19600  -31700    7500  10900 -15850 -5700   0  31150  -1000  33100  -48000


Contributed          0    3700     200   5200      0     0   0      0      0    500       0    9600
Borrowed          2600       0       0      0    200   200   0    800      0      0    5800    9600
28 End Bal       17000  -28000    7700  16100 -16050 -5900   0  30350  -1000  33600  -53800


Contributed          0     300       0      0      0     0   0      0      0      0    7400    7700
Borrowed          5400       0       0   1700      0     0   0      0      0    600       0    7700
29 End Bal       11600  -27700    7700  14400 -16050 -5900   0  30350  -1000  33000  -46400

Contributed       8000       0    2600      0      0     0   0      0      0      0       0   10600
Borrowed             0     300       0   3000      0     0   0      0      0      0    7300   10600
30 End Bal       19600  -28000   10300  11400 -16050 -5900   0  30350  -1000  33000  -53700


Contributed          0       0       0  14500      0     0   0      0      0   1400     200   16100
Borrowed         13000    2900     200      0      0     0   0      0      0      0       0   16100
31 End Bal        6600  -30900   10100  25900 -16050 -5900   0  30350  -1000  34400  -53500


NU MONEY
BALANCES             0       0       0      0      0     0   0      0      0      0       0




















ATTACHMENT 12
CAPITAL CONTRIBUTIONS
DURING THE FOURTH QUARTER OF 1998, NORTHEAST UTILITIES MADE THE FOLLOWING CAPITAL CONTRIBUTIONS TO CHARTER OAK ENERGY:
                              $0


UNITED STATES OF AMERICA
before the
SECURITIES AND EXCHANGE COMMISSION

In the Matter of
Northeast Utilities                                      Quarterly
Northeast Utilities Service Company                 Certificate as
The Connecticut Light and Power Company                  to Partial
Western Massachusetts Electric Company             Consummation of
Holyoke Water Power Company                      Transaction $56.25 Million
Northeast Nuclear Energy Company             Regional Revolving Credit
Rocky River Realty Company                             Agreement

Berlin, Connecticut

File No. 70-8052

(Public Utility Holding Company Act of 1935)



  Pursuant to the Public Utility Holding Act of 1935 and Rule 24(a) thereunder, Northeast Utilities and its system companies (the "Companies") hereby certify that the Companies maintain a $56.25 million Regional Revolving Credit Agreement dated December 3, 1992 with Northeast Utilities Service Company, as Agent, in accordance with the terms and conditions of, and for the purposes represented by the Application/Declaration, as amended, filed by the Companies in this proceeding, and the Securities and Exchange Commission Order dated November 23, 1992 with respect thereto.

      During the period October 1, 1998 through December 31, 1998, Northeast Utilities had $0 outstanding for the quarter ending December 31, 1998.


Dated December 31, 1998
Northeast Utilities
/s/John J. Roman
Vice President and Controller

UNITED STATES OF AMERICA
before the
SECURITIES AND EXCHANGE COMMISSION

In the Matter of
Northeast Utilities                                      Quarterly
                                                    Certificate as
The Connecticut Light and Power Company                  to Partial
Western Massachusetts Electric Company             Consummation of
                                          Transaction $313.75 Million
                                                  Revolving Credit
                                                       Agreement

Berlin, Connecticut

File No. 70-8052

(Public Utility Holding Company Act of 1935)



  Pursuant to the Public Utility Holding Act of 1935 and Rule 24(a) thereunder, Northeast Utilities and its system companies (the "Companies") hereby certify that the Companies maintain a $313.75 million Revolving Credit Agreement dated November 21, 1996 with Revolving Credit Agreement dated November 21, 1996 with Citicorp Securities, Inc. as arranger, Toronto Dominion Securities, Inc. as Syndication Agent, Fleet National Bank as Documentation Agent and Citibank, N.A. as Administrative Agent, in accordance with the terms and conditions of, and for the purposes represented by, the Application/Declaration, as amended, filed by the Companies in this proceeding, and the Securities and Exchange Commission Order dated November 20, 1996, with respect thereto.

      During the period October 1, 1998 through December 31, 1998, Northeast Utilities had $0 outstanding for the quarter ending December 31, 1998.

Dated December 31, 1998

Northeast Utilities
/s/John J. Roman
Vice President and Controller

UNITED STATES OF AMERICA
before the
SECURITIES AND EXCHANGE COMMISSION

In the Matter of
Northeast Utilities                                      Quarterly
                                                    Certificate as
                                                     to Partial
                                                     Consummation of
                                          Transaction $25 Million
                                           NU Parent Credit Agreement

Berlin, Connecticut

File No. 70-8875

(Public Utility Holding Company Act of 1935)



  Pursuant to the Public Utility Holding Act of 1935 and Rule 24(a) thereunder, Northeast Utilities hereby certifies that it maintains a $25 million NU Parent Credit Agreement dated February 10, 1998 with Toronto-Dominion (Texas), Inc. as Administrative Agent, in accordance with the terms and conditions of, and for the purposes represented by, the Application/Declaration, as amended, filed by the Companies in this proceeding, and the Securities and Exchange Commission Order dated January 16, 1998, with respect thereto.

      During the period February 10, 1998 through March 31, 1998, Northeast Utilities had $0 outstanding for the quarter ending March 31, 1998.

Dated March 31, 1998

Northeast Utilities
/s/Robert C. Aronson
Assistant Treasurer

UNITED STATES OF AMERICA
before the
SECURITIES AND EXCHANGE COMMISSION

In the Matter of
Northeast Utilities                                      Quarterly
                                                    Certificate as
                                                     to Partial
                                                     Consummation of
                                          Transaction $25 Million
                                           NU Parent Credit Agreement

Berlin, Connecticut

File No. 70-8875

(Public Utility Holding Company Act of 1935)



  Pursuant to the Public Utility Holding Act of 1935 and Rule 24(a) thereunder, Northeast Utilities hereby certifies that it maintains a $25 million NU Parent Credit Agreement dated February 10, 1998 with Toronto-Dominion (Texas), Inc. as Administrative Agent, in accordance with the terms and conditions of, and for the purposes represented by, the Application/Declaration, as amended, filed by the Companies in this proceeding, and the Securities and Exchange Commission Order dated January 16, 1998, with respect thereto.

      During the period April 1, 1998 through June 30, 1998, Northeast Utilities had $0 outstanding for the quarter ending June 30, 1998.

Dated June 30, 1998

Northeast Utilities
/s/Robert C. Aronson
Assistant Treasurer

UNITED STATES OF AMERICA
before the
SECURITIES AND EXCHANGE COMMISSION

In the Matter of
Northeast Utilities                                      Quarterly
                                                    Certificate as
                                                     to Partial
                                                     Consummation of
                                          Transaction $25 Million
                                           NU Parent Credit Agreement

Berlin, Connecticut

File No. 70-8875

(Public Utility Holding Company Act of 1935)



  Pursuant to the Public Utility Holding Act of 1935 and Rule 24(a) thereunder, Northeast Utilities hereby certifies that it maintains a $25 million NU Parent Credit Agreement dated February 10, 1998 with Toronto-Dominion (Texas), Inc. as Administrative Agent, in accordance with the terms and conditions of, and for the purposes represented by, the Application/Declaration, as amended, filed by the Companies in this proceeding, and the Securities and Exchange Commission Order dated January 16, 1998, with respect thereto.

      During the period July 1, 1998 through September 30, 1998, Northeast Utilities had $0 outstanding for the quarter ending September 30, 1998.

Dated September 30, 1998

Northeast Utilities
/s/Robert C. Aronson
Assistant Treasurer


UNITED STATES OF AMERICA
before the
SECURITIES AND EXCHANGE COMMISSION

In the Matter of
Northeast Utilities                                      Quarterly
                                                    Certificate as
                                                     to Partial
                                                     Consummation of
                                          Transaction $25 Million
                                           NU Parent Credit Agreement

Berlin, Connecticut

File No. 70-8875

(Public Utility Holding Company Act of 1935)



  Pursuant to the Public Utility Holding Act of 1935 and Rule 24(a) thereunder, Northeast Utilities hereby certifies that it maintains a $25 million NU Parent Credit Agreement dated February 10, 1998 with Toronto-Dominion (Texas), Inc. as Administrative Agent, in accordance with the terms and conditions of, and for the purposes represented by, the Application/Declaration, as amended, filed by the Companies in this proceeding, and the Securities and Exchange Commission Order dated January 16, 1998, with respect thereto.

      During the period October 1, 1998 through December 1, 1998, Northeast Utilities had $0 outstanding for the quarter ending December 31, 1998.

Dated December 31, 1998

Northeast Utilities
/s/John J. Roman
Vice President and Controller